UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 13, 2010

CHINA SUN GROUP HIGH-TECH CO.
(Exact name of registrant as specified in its charter)

Delaware	333-118259	54-2142880
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 Hutan Street, Zhongshan District Dalian, People’s Republic of China
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:	+ (86) 411-82889800

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2010, Mr. Guosheng Fu was appointed the Chief Executive Officer of China Sun Group High-Tech Co. As a result of this appointment, and effective upon the commencement of Mr. Fu’s appointment, Bin Wang will cease to be Chief Executive Officer. Mr. Wang will continue as the Company’s Chairman of the Board of Directors.

Mr. Fu, 54, has been with the Company’s wholly-owned subsidiary, Dalian Xinyang High-Tech Development Co. Ltd (“DLXY”) since May 2002.  From May 2002 until August 2003, Mr. Fu was a general manager of DLXY.  From April 2003 to December 2007 he served as Assistant to the Chairman of the Board. In January 2008, he was appointed Vice President and General Manager of DLXY, in charge of its day-to-day operations. Mr. Fu has acquired extensive management experience over the last three decades and has received awards in management excellence, including Glorious Entrepreneur of Heilongjiang Province and Northeast China as well as Outstanding Figure of Brand Management of China.  Mr. Fu also has extensive experience in developing and managing new industries in the energy sector, employing innovative thinking, a pioneering spirit, and a strong concept of market and brand awareness.

The following is a summary of Mr. Fu’s compensation arrangement with the Company:

Mr. Fu receives a base salary of 15,000 RMB per month from DLXY. In addition, the Company has agreed to provide Mr. Fu with an automobile.  The Board of Directors has agreed to grant Mr. Fu a stock option for shares of the Company’s common stock at the beginning of 2011, provided Mr. Fu continues to provide services to the Company. The number of shares underlying the stock option will be determined by the Board based upon Mr. Fu’s performance.

Other than the employment arrangements described above, Mr. Fu is not a party to any transaction with the Company or any subsidiary or affiliate thereof, nor is Mr. Fu related to any other officer or director of the Company or of any subsidiary or affiliate thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Sun Group High-Tech Co.

September 13, 2010	By:	/s/ Bin Wang
Name: Bin Wang
Title: Chairman of the Board

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